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                                                                   Exhibit 10.15

                                    ADDENDUM
                                     TO THE
                               IMMUNEX CORPORATION
                             1993 STOCK OPTION PLAN

                   (As Amended and Restated on April 25, 2000)

               WHEREAS, Immunex Corporation (hereinafter referred to as the "Company") maintains the Immunex Corporation 1993 Stock Option Plan (hereinafter referred to as the "Plan"); and

               WHEREAS, the Company desires to adjoin an addendum (this "Addendum") to the Plan to address the effects of the transactions contemplated by the Agreement and Plan of Merger by and between Amgen Inc., AMS Acquisition Inc. and the Company dated as of December 16, 2001 (the "Merger Agreement");

               NOW, THEREFORE, notwithstanding anything in the Plan to the contrary, this Addendum is hereby adopted, effective as of the Effective Time (as defined in the Merger Agreement):

         Section 1. At the Effective Time, each
option granted pursuant the Plan shall be treated in accordance with the applicable terms of the Merger Agreement.

         Section 2. In the event that an optionee's employment with the Company or Amgen Inc. is terminated by the optionee for Good Reason or by the Company or Amgen Inc. without Cause during the fifteen (15) months following the Effective Time, each option held by such optionee for common stock of Amgen Inc. that was granted pursuant to the Merger Agreement with respect to (a) a Cancelled Company Option (as defined in the Merger Agreement) or (b) an option for common stock of the Company that was granted after December 16, 2001, shall immediately vest in full and shall remain exercisable until the earlier of (x) the first anniversary of the optionee's termination of employment or (y) the end of the term of such option.

         Section 3. For purposes of this Addendum only, "Good Reason" shall mean the occurrence on or after the Effective Date and without the optionee's consent of, (a) a reduction in the optionee's annual base salary or wages, other than as part of a general reduction applicable to substantially all employees of the Company employed in the United States or (ii) the relocation of the optionee's principal place of employment to a location more than fifty (50) miles from the optionee's principal place of employment prior to the Effective Date.

         Section 4. For purposes of this Addendum only, "Cause" shall mean (a) the willful and continued failure by the optionee to substantially perform the optionee's duties with the Company (other than such failure resulting form the optionee's incapacity due to physical or mental illness) or (b) the willful engaging by the optionee in conduct which is demonstratably and materially injurious to the Company, monetarily or otherwise. For purposes of this definition, no act, or failure to act, on the optionee's part shall be deemed willful unless done, or omitted to be done, by the optionee not in good faith or without reasonable belief that the optionee's act, or failure to act, was in the best interest of the Company.

         Section 5. This Addendum shall be effective only upon the Effective Time. In the event that the Merger Agreement terminates according to its terms, this Addendum shall be of no force or effect.